Supplement dated February 24, 2004
(To Prospectus Supplement dated February 13, 2004
to Prospectus dated November 8, 2002)



                                   3,400,000
                     CORPORATE BACKED TRUST CERTIFICATES,
                   Goldman Sachs Capital I Securities-Backed
                           Series 2004-4, Class A-1

         The following changes are made to the attached prospectus supplement:

                  The initial number of Class A-1 Certificates is increased
              from 2,200,000 to 3,400,000. The aggregate principal amount of 6.345% Capital Securities issued by the Underlying Securities Issuer to be deposited in the Trust on the Original Issue Date is increased from $55,000,000 to $85,000,000. In each place that the initial number of Class A-1 Certificates appears in the prospectus supplement, such number is changed to 3,400,000. In each place that the aggregate principal amount of Underlying Securities appears in the prospectus supplement, such amount is changed to $85,000,000.

                  The paragraph under the heading "The Underlying
              Securities--Underlying Securities" on page S-5 is replaced with the following:

                      $85,000,000 aggregate principal amount of 6.345% Capital Securities, issued by the Underlying Securities Issuer.

                  The table on page S-34 is replaced with the following table:

                                                         Number of Certificates
                                                         ----------------------
             Lehman Brothers Inc.....................                 2,210,000
             RBC Dain Rauscher Inc...................                   950,000
             U.S. Bancorp Piper Jaffray Inc..........                   240,000
                                                                        -------
             Total...................................                 3,400,000

         This supplement should be read only in conjunction with the prospectus supplement and the prospectus. Capitalized terms used herein and not defined have the meaning assigned to them in the prospectus supplement.